POWER OF ATTORNEY


KNOW EVERYONE BY THESE PRESENTS, that I, Roger N. Farah, hereby make, constitute and appoint each of Mr. Jonathan Drucker, Ms. Yen Chu and Ms. Tracey T. Travis, each with full power to act Individually and with full power of substitution, my true and lawful agent and attorney-in-fact and confer upon each such agent and attorney-in-fact the power and authority, in my name, place and stead, in any way which I could do if personally present:

(1) to execute for and on my behalf, in my capacity as an officer, director and/or stockholder of Polo Ralph Lauren Corporation
(the Company), any and all forms and filings required pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, including, without limitation, Forms 3, 4 and 5;

(2) to do and perform any and all acts for and on my behalf (in any of the capacities described in paragraph (1) above)) which may be necessary or desirable to complete and execute any such forms or filings and timely file such forms or filings with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) to execute and deliver on my behalf (in any of the capacities described in paragraph (1) above) any other forms, filings, consents, authorizations, certificates, instruments or other documents necessary or desirable to authorize, approve, effect, facilitate or consummate any of the transactions described above IN WITNESS WHEREOF, I have hereunto set my hand on this 6th day of September, 2006.



						/s/ Roger N. Farah
						Roger N. Farah